Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-196277 on Form N-2 of our report dated May 25, 2016, relating to the financial statements and financial highlights of BlackRock Preferred Partners LLC (the “Fund”), appearing in the Annual Report on Form N-CSR of BlackRock Preferred Partners LLC for the year ended March 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Accountants and Legal Counsel” and “Independent Registered Public Accounting Firm” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

July 18, 2016